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Adaptec Cites Reasons to Oppose Steel Partners’ Consent Solicitation

MILPITAS, Calif., Oct. 6 /PRNewswire-FirstCall/ – Adaptec, Inc. (Nasdaq: ADPT), the global leader in I/O innovation, today issued the following letter to its stockholders:

Dear Adaptec Stockholders,

Steel Partners II L.P., a hedge fund that is a minority investor in Adaptec, is soliciting your consent to proposals that would allow it to seize effective control of Adaptec.

Steel Partners has not publicly offered any plan to improve Adaptec’s business or operations. Instead, it wants to throw in the towel by selling Adaptec’s business operations in a depressed market and “monetizing” the remaining assets, essentially leaving nothing but a shell company with cash. But Steel Partners has not told you what it wants to do after that.

Steel has not called for the Board to give any cash back to stockholders. Instead, in recent discussions with management at Steel Partners’ offices in New York, this hedge fund indicated that it sees Adaptec as a ready source of cash – over $350 million – that would allow it to pursue other investment opportunities.

And what kind of “opportunities” did Steel tell management it has in mind? An example that Steel gave and that we believe it wants to pursue is to leverage Adaptec’s balance sheet to buy into the banking industry! This is not a new gambit for Steel – it has attempted to pursue this strategy elsewhere: a “blank-check” shell company controlled by Steel Partners had recently announced plans to acquire Washington state’s Frontier Financial Corp., a troubled bank, but this week announced that the agreement was terminated because the necessary regulatory approvals could not be obtained.

But does this sound like a wise gambit to you? After last year’s financial meltdown, a debacle arguably created by financial engineers, do you want to turn your Board over to a hedge fund and turn Adaptec into a shell corporation, loading debt onto its balance sheet and allowing one investor to take you on a hazardous detour into – of all things in today’s environment – the banking industry? Ask yourself: is Steel Partners concealing its ultimate objective from you?

As you evaluate Steel Partners’ consent solicitation, we urge you to consider whether you really believe Steel Partners will represent your interests, since we believe it has not disclosed its true agenda to you.

Investors who want to place big bets on the timing and extent of a recovery in bank stocks can invest in banks without turning Adaptec into one; investors have better and less risky avenues for that type of investment – avenues that will not lead to the destruction of the value inherent in Adaptec’s technology platforms and its improving business prospects.

Even experienced bankers are having trouble traversing today’s risky financial environment. If you were going to invest in a bank, wouldn’t you be better off with an already-established team and a proven track record? Is a hedge fund – essentially a collection of financial engineers – really the best choice to navigate the challenging regulatory environment and extraordinarily uncertain political risks currently buffeting the banking industry? Steel Partners seems to be having trouble after its foray into the banking industry. A recent article on Bloomberg.com reports that Steel Partners Holdings controls WebBank, a Salt Lake City lender, and that, based on both governmental and bank research firm resources, 90 percent of WebBank’s construction and development loans were not current as of June 30, 2009 and 31 percent of its total loan portfolio was overdue. Don’t let Steel Partners make your investment decisions for you!

We believe Steel Partners’ plan is not in the best interests of Adaptec stockholders and we urge you to oppose it.

Beginning several years ago, your Board recognized the challenges Adaptec faced and began to take steps to address them. Certainly, we know that much more work still needs to be done to realize Adaptec’s full potential. At the same time, Adaptec has made significant progress in refocusing its operations, reducing costs, addressing legacy technologies, developing new products, and other efforts. Moreover, we have preserved and accumulated cash in a very trying environment. All of these achievements are the result of a clear vision for the future and concrete steps that have set Adaptec on the right course to optimize stockholder value. Don’t be misled by Steel’s distortions!

Rejecting Steel Partners’ proposals will enable us to continue these efforts to capitalize on our developed technology and to once again deliver rewards to stockholders. We believe that recent market trends now favor Adaptec’s Input / Output technologies. If Steel wants to dabble in the banking industry, we do not think it should be at the expense of Adaptec’s core technology business.

We have tried on several occasions to resolve this matter with Steel Partners in a way that would be fair to all parties and serve the best interests of Adaptec stockholders, including a Board slate of seven directors that included two Steel Partners designees, a number that would be proportionate – more than proportionate – to its holdings. But it rejected that offer out of hand. We have tried to work collaboratively with Steel Partners for two years and have tried to avoid a costly Board contest, such as this one, despite repeated threats by Steel Partners to commence one when it could not get its way. We simply cannot allow Steel Partners to discard our promising technologies, abandon the company’s turnaround efforts, and use all of the company’s cash to indulge the whims of a hedge fund, exposing stockholders to a very different and potentially much higher level of risk.

We urge you to prevent Steel Partners from hijacking Adaptec by not responding to Steel Partners’ solicitation and by marking and mailing the “Yes, Revoke My Consent” boxes on the enclosed GOLD Consent Revocation card. If you have already submitted a white consent card, you may revoke it by signing, dating and mailing the GOLD Consent Revocation Card immediately.

For further information, please contact Georgeson at 1- 800-223-2064 or at adaptecinfo@georgeson.com – or by facsimile at (212) 440-9009.

We have the resources and strategy to take Adaptec to the next level, and, even more importantly, we are committed to acting in the best interests of all stockholders. Don’t let Steel Partners make your investment decisions for you or distract Adaptec from these value-creation efforts. We appreciate your support.

Sincerely,

/s/ DOUGLAS E. VAN HOUWELING
Douglas E. Van Houweling
Chairman, Governance and Nominating

About Adaptec

Adaptec provides innovative data center I/O solutions that protect, accelerate, optimize, and condition data in today’s most demanding data center environments. Adaptec products are used in IT environments ranging from traditional enterprise environments to fast-growing, on-demand cloud computing data centers. The company’s products enable data center managers, channel partners and OEMs to deploy best-in-class storage solutions to meet their customers’ evolving IT and business requirements. Around the world, leading corporations, government organizations, and medium and small businesses trust Adaptec technology. More information is available at www.adaptec.com, on its blog, storageadvisors.adaptec.com, and at adaptec.com/facebook and twitter.com/Adaptec_Inc.

Cautionary Statement

This material contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, are statements that could be deemed to be forward-looking statements, including but not limited to statements related to Adaptec’s ability to capitalize on business trends and on its technology; its business prospects; its ability to deliver rewards to stockholders; the impact of market trends; the potential success of its new products; its future financial results or capital resources; and statements relating to plans, strategies and objectives of management for current or future products or the future direction of corporate strategy. Forward-looking statements may also be identified by their use of such words as “expects,” “intends,” “anticipates,” “believes,” “could,” “may,” “will,” “projects” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. We caution that a variety of factors, including but not limited to the following, could cause our results to differ materially from those expressed or implied in our forward-looking statements: continued or increased economic weakness and declines in customer spending; the potential failure of anticipated long-term benefits to materialize; the potential impact of adverse changes in the global credit markets; the expected impact on our future revenues in the event of Adaptec’s failure to receive design wins for the new generation products; Adaptec’s dependence upon contract manufacturers and subcontractors; Adaptec’s dependence upon key customers; the impact of industry technology transitions; fluctuating operating results; and other risks detailed from time to time in filings Adaptec makes with the SEC, including its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

Important Notice Regarding Availability of Consent Revocation Materials.

The Consent Revocation Statement and the Additional Solicitation Materials are available free of charge at www.adaptec.com/investor/proxy.

Stockholders may also contact Georgeson Inc. with questions or requests for additional copies of the consent revocation materials by calling toll free at (800) 223-2064.

Contacts:

Media: The Abernathy MacGregor Group / Tom Johnson - 212-371-5999 / Ian Campbell and Jim Lucas - 213-630-6550

Investors: Georgeson - 800-223-2064 or adaptecinfo@georgeson.com